NUVEEN MUNICIPAL TRUST

AMENDED AND RESTATED DESIGNATION OF SERIES OF

SHARES OF BENEFICIAL INTEREST

WHEREAS, pursuant to Section 2 of Article IV of the Declaration of Trust dated July 1, 1996 (the “Declaration”), of Nuveen Flagship Municipal Trust, as amended as of August, 28, 2000 to change the name of the Trust to Nuveen Municipal Trust, (the “Trust”), a Massachusetts business trust, the Trustees of the Trust, on July 10, 1996, established and designated certain series of Shares (as defined in the Declaration) of the Trust by the execution of an instrument establishing and designating such series and setting forth the special and relative rights of such series (the “Designation”);

WHEREAS, on October 9, 1996 the Board of Trustees of the Trust amended and restated the Designation in order to establish and designate additional series of Shares;

WHEREAS, on February 1, 1999 the Board of Trustees of the Trust added a new series to the Trust, Nuveen High Yield Municipal Bond Fund, and amended and restated the Designation;

WHEREAS, on November 4, 1999 the Board of Trustees of the Trust amended and restated the Designation in order to change the name of the series previously designated as Nuveen Municipal Bond Fund to Nuveen Intermediate Duration Municipal Bond Fund;

WHEREAS, on August 28, 2000 the Board of Trustees of the Trust amended and restated the Designation in order to change the name of certain of the series previously designated;

NOW THEREFORE, the Trustees of the Trust, effective June 18, 2010, hereby amend and restate the Designation to establish and designate one additional series of Shares, Nuveen Inflation Protected Municipal Bond Fund to have the special and relative rights described below:

1.	The following series of Shares (each a “Fund”) are established and designated:

Nuveen Inflation Protected Municipal Bond Fund

Nuveen Intermediate Duration Municipal Bond Fund

Nuveen Insured Municipal Bond Fund

Nuveen All-American Municipal Bond Fund

Nuveen Limited-Term Municipal Bond Fund

Nuveen Intermediate Municipal Bond Fund

Nuveen High Yield Municipal Bond Fund

Each of the above-referenced series of Shares (each, a “Fund”) shall have the special and relative rights described below.

2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of each Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of such Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

3. Shareholders of each Fund shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rules, and by the Declaration.

4. The assets and liabilities of the Trust shall be allocated among each Fund and any other series of Shares that may be established from time to time as set forth in Article IV, Section 5 of the Declaration.

5. The designation of each Fund hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

6. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 2 and 5 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund now or hereafter created, or to otherwise change the special relative rights of each Fund designated hereby without any action or consent of the Shareholders.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 18th day of June 2010.

/s/ John P. Amboian	/s/ Robert P. Bremner
John P. Amboian,	Robert P. Bremner
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Jack B. Evans	/s/ William C. Hunter
Jack B. Evans,	William C. Hunter,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ David J. Kundert	/s/ William J. Schneider,
David J. Kundert	William J. Schneider,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Judith M. Stockdale	/s/ Carole E. Stone
Judith M. Stockdale,	Carole E. Stone,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Terence J. Toth
Terence J. Toth,
as Trustee
333 West Wacker Drive
Chicago, Illinois 60606

STATE OF ILLINOlS	)
	)	SS.
COUNTY OF COOK	)

Then personally appeared the above-named persons who are known to me to be Trustees of the Trust whose names and signatures are affixed to the foregoing instrument and who acknowledged the same to be their free act and deed, before me this 18th day of June 2010.

“OFFICIAL SEAL”
Virginia L. Corcoran	/s/ Virginia L. Corcoran
Notary Public, State of Illinois	Notary Public
My Commission Expires: 11/16/2013